INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of January 17, 2017, by and between USCF MUTUAL FUNDS TRUST, a Delaware statutory trust (the “Trust”), and USCF ADVISERS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that currently consists of the series listed in Appendix A attached hereto (each, a “Fund”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets of the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Trust desires to retain the Adviser to render certain investment management services to the Trust and each Fund, and the Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                Obligations of Investment Adviser.

(a)              Services. The Adviser shall provide a continuous program of investment management for each Fund, subject to the general supervision of the Trust’s Board of Trustees (the “Board”) and the provisions of this Agreement. Specifically, and without limiting the generality of the foregoing, the Adviser agrees to perform the following services (the “Services”) for each Fund:

(1)	manage the investment and reinvestment of the assets of the Fund;
(2)	continuously review, supervise, and administer the investment program of the Fund;
(3)	determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;
(4)	provide, in a timely manner, such information as may be reasonably requested by the Trust or its designated agents in connection with, among other things, information about the Fund sufficient to calculate the net asset value of the shares of the Fund on each Business Day;
(5)	provide the Trust and the Fund with records concerning the Adviser’s activities under this Agreement which the Trust and the Fund are required to maintain; and
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(6)	render regular reports to the Board and the Trust’s officers concerning the Adviser’s discharge of the foregoing responsibilities.

(b)             Control of the Trust. The Adviser shall discharge the Services (a) subject to the supervision of the Board and officers of the Trust and in compliance with (i) such policies as the Board may from time to time establish; (ii) the relevant Fund’s objectives, policies and restrictions as set forth in the Fund’s registration statement on Form N-1A filed with the Securities and Exchange Commission (the “SEC”), as amended and supplemented during the terms of this Agreement; (iii) with all applicable federal, state and foreign laws and regulations, including without limitation, the rules of any self-regulatory organization and (iv) the Trust’s Declaration of Trust, as such may be amended from time to time.

(c)              Sub-Adviser and Agents. In performing the Services, the Adviser may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisers. Such delegation may include but shall not be limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment subadvisor; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act and provided, further, that no such delegation shall relieve the Adviser from its duties and obligations of supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law. As part of its duties hereunder, the Adviser may seek to achieve a Fund’s investment objective by allocating and re-allocating a portion (or none) of the Fund’s assets (directly or indirectly) to any direct wholly owned subsidiary of the Fund established for the purpose of providing access and exposure to certain commodity interests, including and not limited to, futures contracts, options on futures contracts, forward contracts on commodities, and swaps. In this regard, the Adviser shall monitor the performance of any sub-adviser engaged in commodity trading and investing activities on behalf of any such subsidiary of a Fund.

(d)             Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, managers, or employees or employees of its affiliates, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Trust shall pay all costs and expenses in connection with its operation.

(e)              Books and Records. The Adviser hereby undertakes and agrees to maintain all records not maintained by a service provider or sub-adviser pursuant to their agreements with the Trust or Adviser, in the form and for the period required by Rule 31a-2 under the 1940 Act. All books and records prepared and maintained by the Adviser for the Trust and each Fund under this Agreement shall be the property of the Trust and each Fund and, upon request therefor, the Adviser shall surrender to the Trust and the Fund such of the books and records so requested. The Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

(f)              Additional Services Provided at the Expense of the Trust. The Adviser agrees, at the expense of the Trust, (i) to assist in the preparation of all required tax returns of the Trust and the Fund, (ii) to prepare and submit reports to existing shareholders, (iii) to assist in the periodic update of the Fund’s registration statement and (iv) to assist in the preparation of reports to be filed with the SEC and other regulatory authorities.

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2.                Fund Transactions.

(a)              General. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution and other factors. As permitted by Section 28(e) of the Securities Exchange Act of 1934 (“Section 28(e)”), the Adviser may pay to a broker which provides brokerage and research services to the Fund an amount of disclosed commission in excess of the commission which another broker would have charged for effecting that transaction. Such practice is subject to a good faith determination that such commission is reasonable in light of the services provided and to such policies as the Board may adopt from time to time. Such services of brokers are used by the Adviser in connection with all of its investment activities, and some of such services obtained in connection with the execution of transactions for a Fund may be used in managing other investment accounts.

(b)             Mixed-Use Services. On occasion, a broker-dealer might furnish the Adviser with a service, which has a mixed use (i.e., the service is used both for investment and brokerage activities and for other activities). Where this occurs, the Adviser will reasonably allocate the cost of the service, so that the portion or specific component which assists in investment and brokerage activities is obtained using portfolio commissions from the Fund or other managed accounts, and the portion or specific component which provides other assistance (for example, administrative or non-research assistance) is paid for by the Adviser from its own funds.

(c)              Exclusivity. Where the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as its other customers (including any other fund or other investment company or Advisory account for which the Adviser acts as investment adviser), the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for such other customers in order to obtain the best net price and most favorable execution under the circumstances. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser, as applicable, in the manner it considers to be equitable and consistent with its fiduciary obligations to such Fund and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for the Fund.

(d)             Reporting. The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

3.                Compensation of the Adviser. For the services rendered, the facilities furnished and expenses assumed by the Adviser, each Fund shall individually pay to the Adviser at the end of each calendar month a fee, calculated as a percentage of the average daily net assets of the Fund, at the annual rates set forth in Appendix A of this Agreement (the “Fee”). Appendix A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the Fee payable with respect to any Fund duly approved in accordance with Section 8 hereof. The Fee is accrued daily at 1/365th of the applicable annual rate set forth in Appendix A. For the purpose of the fee accrual, the daily net assets of the Fund are determined in the manner and at the times set forth in the Trust’s current prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination. The Adviser may waive all or a portion of the Fee provided for hereunder and such waiver will be treated as a reduction in the purchase price of its services. The Adviser shall be contractually bound under this Agreement by the terms of any publicly-announced waiver of its fee, or any limitation of a Fund’s expenses, as if such waiver or limitation were fully set forth in this Agreement. The waiver of any of the Adviser’s fee shall not obligate the Adviser to waive any of its fee on a subsequent occasion.

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4.                Status of Investment Adviser. The services of the Adviser to the Trust and each Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust and the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of the Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.                Permissible Interests. Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as managers, officers, members or otherwise; and managers, officers, agents, and members of the Adviser are or may be interested in the Trust as trustees, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise.

6.                Limits of Liability; Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (the “1933 Act”), except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust’s Declaration of Trust.

7.                This Agreement shall commence on the date that the Fund begins investment operations, subject to the condition that the Board, including a majority of those Trustees who are not “interested persons” (as such terms is defined the 1940 Act) of the Adviser, and the shareholders of the Fund, shall have approved this Agreement. This Agreement shall remain in effect for a period of two (2) years therefrom, subject to termination pursuant to this Agreement or termination otherwise by law, and continue on an annual basis thereafter; provided that such annual continuance is specifically approved each year by (i) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act), and (ii) the vote of a majority of those Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)              the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Board; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

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(b)             the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules promulgated thereunder);

(c)              the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Trust and the Fund; and

(d)             the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

8.                Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to the Fund until approved by (a) to the extent required by applicable law, the vote of the holders of a majority of the Fund’s outstanding voting securities and (b) a majority of those trustees of the Trust who are not parties to this Agreement or “interested persons” (as such terms is defined the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added by written agreement of the Trust and the Adviser.

9.                Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to the principles of the conflict of laws or the choice of laws thereof and in accordance with the applicable provisions of the 1940 Act.

10.             Representations and Warranties.

(a)              Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust as follows:

(i)	the Adviser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;
(ii)	the Adviser is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust and each Fund, and under this Agreement and will continue to be so registered and maintain all necessary governmental, self-regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body, if required, so long as this Agreement remains in effect, including for the avoidance of doubt, as a commodity pool operator (“CPO”) with the U.S. Commodity Futures Trading Commission (the “CFTC”) and as an investment adviser with the SEC under the Advisers Act;; and
(iii)	the Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of the Adviser shall certify to the Trust that the Adviser has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Adviser shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

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(b)             Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) shares of the Fund are (or will be) registered for offer and sale to the public under the 1933 Act; and (iii) such registrations will be kept in effect during the term of this Agreement.

11.             Liability of the Trust. It is expressly agreed that the obligations of the Trust with respect to each Fund hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. This Agreement shall not be deemed to have been made by any of the persons listed in the first sentence of this paragraph individually or to impose any liability on such persons personally. With respect to any obligation of the Trust or the Fund arising under this Agreement, the Adviser shall look for payment or satisfaction of such obligation solely to the assets and property of the Fund to which such obligation relates, and under no circumstances shall the Adviser have the right to set off claims relating to such Fund by applying property of any other series of the Trust. The business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

12.             Use of Names. The Trust acknowledges that all rights to the names “USCF” and any derivation thereof (“Names”), as well as any logos that are now or shall hereafter be associated with Names (“Logos”), belong to the Adviser and its affiliate United States Commodity Funds LLC, and that the Trust is being granted a limited license to use such Names and Logos in its name, the name of its series and the name of its classes of shares. In the event that this Agreement is terminated and the Adviser no longer acts as investment adviser to the Trust or a Fund, the Adviser reserves the right to withdraw from the Trust and the Funds the uses of Names and Logos or any name or logo that would imply a continuing relationship between the Trust or the Funds and the Adviser or any of its affiliates.

13.             Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

14.             Notice. Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at 1999 Harrison Street, Suite 1530, Oakland, CA 94612, or to such other address as shall be so specified by the Trust to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at the Trust at 1999 Harrison Street, Suite 1530, Oakland CA 94612, or at such other address as shall be so specified by the Adviser to the Trust. Notices shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

USCF MUTUAL FUNDS TRUST

By:	/s/ John P. Love
Name: John P. Love
Title: President

USCF ADVISERS LLC

By:	/s/ John P. Love
Name: John P. Love
Title: President

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APPENDIX A

Fund	Annual Fee as a percent of average daily net assets
USCF Commodity Strategy Fund	.80%

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